Exhibit 10.16

EXECUTION VERSION

NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT (“Agreement”) is made as of June 10, 2014 (the “Effective Date”) by and among BENECHILL, INC., a Delaware corporation (the “Company”), and the persons and entities named on the Schedule of Purchasers attached hereto (individually, a “Purchaser” and collectively, the “Purchasers”).

RECITAL

To provide the Company with additional resources to conduct its business, the Purchasers are willing to lend to the Company the amounts set forth in the Schedule of Purchasers, subject to the conditions specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and conditions set forth below, the Company and each Purchaser, intending to be legally bound, hereby agree as follows:

1.	AMOUNT AND TERMS OF THE LOANS

1.1    The Loans. Subject to the terms of this Agreement, each Purchaser agrees to lend to the Company on the date hereof (the “Initial Closing”) the “Base Amount” and, if applicable, the “Over Pro Rata Amount” set forth opposite each such Purchaser’s name on the “Initial Closing” table set forth on the Schedule of Purchasers attached hereto against the issuance and delivery by the Company of a convertible promissory note for each such amount, in substantially the form attached hereto as Exhibit A (each, a “Note” and collectively, the “Notes” and any Note issued for a loan of a “Base Amount” shall be referred to herein as a “Base Note” and any Note issued for a loan of an “Over Pro Rata Amount” shall be referred to herein as a “Over Pro Rata Note”). Each Note shall automatically be converted (i) into shares of Equity Securities (as hereinafter defined), at the Applicable Conversion Rate as provided in such Note, upon the closing of the Company’s next sale of Equity Securities in a single transaction or series of related transactions with aggregate gross proceeds to the Company of at least $1,500,000 from investors that are not currently stockholders of the Company and who are not strategic investors who have obtained additional business rights that are not granted in typical VC-led financings (a “Qualified Financing”), or (ii) into shares of the Company’s Series E Preferred Stock, at the Applicable Conversion Rate as provided in such Note (the “Series E Preferred”), (a) if a Qualified Financing does not occur by November 30, 2014, (b) upon the occurrence of an initial public offering of the Company, (c) upon the occurrence of an Acquisition or Asset Transfer (as such terms are defined in the Company’s certificate of incorporation) or (d) if Purchasers holding at least 55% of the aggregate principal amount outstanding under the Notes (the “Required Holders”) elect for the Notes to convert into shares of Series E Preferred at any time prior to a Qualified Financing.

1.2    For purposes of this Agreement, the following terms have the meanings set forth below:

(a)    “Applicable Conversion Rate” shall mean (i) with respect to each Base Note, a conversion rate equal to 85% of, as applicable, the purchase price paid per share for such Equity Securities by the investors in the Qualified Financing, or the original purchase price of the Series E Preferred, and (ii) with respect to each Over Pro Rata Note, a conversion rate equal to 60% of, as applicable, the purchase price paid per share for such Equity Securities by the investors in the Qualified Financing, or the original purchase price of the Series E Preferred.

(b)    “Equity Securities” shall mean shares of the Company’s common stock (“Common Stock”) or preferred stock, or any securities conferring the right to purchase Common Stock or preferred stock or securities convertible into, or exchangeable for (with or without additional consideration), Common Stock or preferred stock (excluding the Notes), in each case issued in a Qualified Financing following the date hereof, except that such defined term shall not include any security granted, issued and/or sold by the Company to any employee or consultant in such capacity.

(c)    “Pro Rata Share” shall mean, with respect to each current holder of the Company’s Series A Preferred Stock (“Series A Preferred), Series B Preferred Stock (the “Series B Preferred”), Series C Preferred Stock (the “Series C Preferred”), Series D Preferred Stock, Series D-1 Preferred Stock and Series E Preferred (together, the “Preferred Stock”), the quotient of the number of shares of Preferred Stock owned by such holder divided by the aggregate total of all outstanding shares of Preferred Stock, multiplied by 100; provided, however, that in the case of Rütli Foundation Solon Medical and Denise Barbut, such calculation shall instead be the quotient of the number of shares of Preferred Stock, Common Stock and warrants to purchase Preferred Stock owned by such holder divided by the aggregate total of all outstanding shares of Preferred Stock (including shares of Preferred Stock exercisable under outstanding warrants) and Common Stock, multiplied by 100. Each current holder’s Pro Rata Share is set forth on Exhibit E to this Agreement.

1.3    Additional Closing. Following the Company’s engagement of an investment banker in connection with a pre-initial public offering financing and/or an initial public offering as provided in Section 6.1 hereof, and subject to the terms of this Agreement, each Purchaser agrees, on such date designated by the Company after 10 days prior written notice to the Purchasers (the “Additional Closing”), to lend to the Company the “Base Amount” and, if applicable, the “Over Pro Rata Amount” set forth opposite each such Purchaser’s name on the “Additional Closing” table set forth on the Schedule of Purchasers attached hereto against the issuance and delivery by the Company of a Base Note for the “Base Amount” loaned and, if applicable, an Over Pro Rata Note for any “Over Pro Rata Amount” loaned.

2.	THE CLOSINGS

2.1    Closing Date. The Initial Closing shall be held on the Effective Date. Any Additional Closing shall be held on the date described in Section 1.3 or at such other date as the Company and the Required Holders shall agree. The Initial Closing and any Additional Closing shall be referred to herein as a “Closing” and the date that a Closing occurs shall be referred to herein as the “Closing Date”.

2.2    Delivery. At each Closing (i) each Purchaser shall deliver to the Company such Purchaser’s signature page to this Agreement (if not previously delivered) and a check or wire transfer funds in the amount of such Purchaser’s “Base Amount” and, if applicable, the “Over Pro Rata Amount” as set forth on the Schedule of Purchasers attached hereto; and (ii) the Company shall issue and deliver to each Purchaser its signature page to this Agreement (if not previously delivered) and a Base Note in favor of such Purchaser payable in the principal amount of such Purchaser’s “Base Amount” as set forth on the Schedule of Purchases attached hereto and, if applicable, an Over Pro Rata Note in favor of such Purchaser payable in the principal amount of such Purchaser’s “Over Pro Rata Amount” as set forth on the Schedule of Purchases attached hereto.

3.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

The Company hereby represents and warrants to each Purchaser as follows:

3.1    Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Company or its business.

3.2    Corporate Power. The Company will have at the Closing Date all requisite corporate power to execute and deliver this Agreement, to issue each Note (collectively with this Agreement, the “Loan Documents”) and to carry out and perform its obligations under the terms of this Agreement and under the terms of each Note. The Company’s Board of Directors has approved the Loan Documents based upon a reasonable belief that the loans described herein are appropriate for the Company after reasonable inquiry concerning the Company’s financing objectives and financial situation.

3.3    Authorization. All corporate action on the part of the Company, its directors and its stockholders necessary for the authorization, execution, delivery and performance of this Agreement by the Company and the performance of the Company’s obligations hereunder and thereunder, including the issuance and delivery of the Notes and the reservation of the equity securities issuable upon conversion of the Notes and the equity securities, if any, issuable upon the conversion or exercise of such equity securities (collectively, the “Company Equity Securities”) has been taken or will be taken prior to the issuance of such Company Equity Securities. This Agreement and the Notes, when executed and delivered by the Company, shall constitute valid and binding obligations of the Company enforceable in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors and, with respect to rights to indemnity, subject to federal and state securities laws. The Company Equity Securities, when issued in compliance with the provisions of the Company’s

Certificate of Incorporation, this Agreement and the Notes will be validly issued, fully paid and nonassessable and free of any liens or encumbrances and, subject to the accuracy of the representations and warranties of the Purchasers in Section 4, issued in compliance with all applicable federal and securities laws.

3.4    Governmental Consents. All consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with, any governmental authority, required on the part of the Company in connection with the valid execution and delivery of this Agreement, the offer, sale or issuance of the Notes and the Company Equity Securities issuable upon conversion of the Notes or the consummation of any other transaction contemplated hereby shall have been obtained and will be effective at the Closing, except such as may be required under any state or federal securities laws.

3.5    Use of Proceeds. The Company shall use the proceeds of the Loan solely for the operations of its business, and not for any personal, family or household purpose.

4.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

4.1    Purchase for Own Account. Each Purchaser represents that it is acquiring the Notes and the Company Equity Securities issuable upon conversion of the Notes (collectively, the “Securities”) solely for its own account and beneficial interest for investment and not for sale or with a view to distribution of the Securities or any part thereof, has no present intention of selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the same, and does not presently have reason to anticipate a change in such intention.

4.2    Information and Sophistication. Without lessening or obviating the representations and warranties of the Company set forth in Section 3, each Purchaser hereby: (i) acknowledges that it has received all the information it has requested from the Company and it considers necessary or appropriate for deciding whether to acquire the Securities, (ii) represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities and to obtain any additional information necessary to verify the accuracy of the information given the Purchaser and (iii) further represents that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risk of this investment.

4.3    Ability to Bear Economic Risk. Each Purchaser acknowledges that investment in the Securities involves a high degree of risk, and represents that it is able, without materially impairing its financial condition, to hold the Securities for an indefinite period of time and to suffer a complete loss of its investment.

4.4    Further Limitations on Disposition. Without in any way limiting the representations set forth above, each Purchaser further agrees not to make any disposition of all or any portion of the Securities unless and until:

(a)    There is then in effect a registration statement under the Securities Act of 1933, as amended (the “Act”) covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(b)    The Purchaser shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Company, such Purchaser shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration under the Act or any applicable state securities laws.

Notwithstanding the provisions of Section 4.4(a) and (b) above, no such registration statement or opinion of counsel shall be necessary for a transfer by such Purchaser to a partner (or retired partner) of such Purchaser, or transfers by gift, will or intestate succession to any spouse or lineal descendants or ancestors, if all transferees agree in writing to be subject to the terms hereof to the same extent as if they were Purchasers hereunder.

4.5    Accredited Investor Status. Each Purchaser is an “accredited investor” as such term is defined in Rule 501 under the Act.

4.6    Further Assurances. Each Purchaser agrees and covenants that at any time and from time to time it will promptly execute and deliver to the Company such further instruments and documents and take such further action as the Company may reasonably require in order to carry out the full intent and purpose of this Agreement and to comply with state or federal securities laws or other regulatory approvals.

5.	CONDITIONS OF CLOSING

(a)    Conditions to Purchasers’ Obligations at the Initial Closing. A Purchaser’s obligations to purchase a Note at the Initial Closing are subject to the satisfaction, at or prior to the Effective Date, of the following conditions:

(i)    Representations and Warranties True; Performance of Obligations. The representations and warranties made by the Company in Section 3 hereof shall be true and correct in all material respects (except that any representations and warranties which are qualified with respect to materiality, material adverse effect or similar language shall be true and correct in all respects) as of the Effective Date with the same force and effect as if they had been made as of the Effective Date, and the Company shall have performed all obligations and conditions herein required to be performed or observed by it on or prior to the Initial Closing.

(ii)    Consents, Permits, and Waivers. The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Agreement except for such as may be properly obtained subsequent to the Initial Closing.

(iii)    Filing of Amendment to Certificate of Incorporation. A Second Amendment to Fourth Amended and Restated Certificate of Incorporation of the Company, in the form attached hereto as Exhibit B, providing, among other things, that upon closing of an initial public offering of the Company with aggregate net proceeds of less than $30 million or a pre-money valuation of less than $100 million (a “Non-Qualified IPO”), the Series E Preferred will automatically convert into Common Stock at three times the conversion rate of the Series E Preferred (the “Amended Charter”), shall have been filed with the Secretary of State of the State of Delaware and shall continue to be in full force and effect as of the Initial Closing.

(iv)    Amendment to Series E Warrants. The Company shall have delivered a fully executed Amendment to Warrants to Purchase Series E Preferred Stock, in the form attached hereto as Exhibit C, providing that upon a Non-Qualified IPO, the Warrants to Purchase Series E Preferred Stock issued pursuant to that certain Series E Preferred Stock and Warrant Purchase Agreement dated November 29, 2012, as amended (the “Series E Warrants”) will be canceled and the Company would have the right to repurchase any shares of Series E Preferred previously issued upon the exercise of the Series E Warrants at the price paid for such shares of Series E Preferred.

(v)    Anti-Dilution Adjustment Agreement. The Company shall have delivered a fully executed Anti-Dilution Adjustment Agreement, in the form attached hereto as Exhibit D, whereby the holders of the Series A Preferred, the Series B Preferred and the Series C Preferred agree to certain anti-dilution adjustments as a result of any conversion of the Series E Preferred upon a Non-Qualified IPO.

(vi)    Secretary’s Certificate. The Purchasers shall have received from the Company, a certificate dated as of the Initial Closing, having attached thereto (i) the Company’s Certificate of Incorporation as in effect at the time of the Initial Closing, (ii) the Company’s Bylaws as in effect at the time of the Initial Closing, (iii) resolutions approved by the Company’s Board of Directors authorizing the transactions contemplated hereby, and (iv) resolutions approved by the Company’s stockholders authorizing the filing of the Amended Charter.

(b)    Conditions to Obligations of the Company. The Company’s obligation to issue and sell the Notes at the Closing is subject to the satisfaction, on or prior to such Closing, of the following conditions:

(i)    Representations and Warranties True. The representations and warranties in Section 4 made by those Purchasers acquiring the Notes shall be true and correct in all respects as of each Closing, with the same force and effect as if they had been made on and as of said date.

(ii)    Performance of Obligations. Such Purchasers shall have performed and complied with all agreements and conditions herein required to be performed or complied with by such Purchasers on or before the Closing.

(iii)    Filing of Amended Charter. The Amended Charter shall have been filed with the Secretary of State of the State of Delaware.

6.	FURTHER AGREEMENTS

6.1    Finance Committee. The parties hereto agree that following the Effective Date, a finance committee made up of Fred Colen, Mike Berman and Noah Kroloff will make recommendations to the Company’s Board of Directors regarding investment bankers, review the terms of such engagements, select an investment banker in connection with a pre-initial public offering financing and/or an initial public offering, and solicit input from such investment banker regarding the terms of a pre-initial public offering financing. The parties agree that unless otherwise agreed in writing, the Company’s engagement of an investment banker in connection with a pre-initial public offering financing and an initial public offering shall be a condition of the Additional Closing.

6.2    Market Standoff Agreement. No Purchaser shall sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock (or other securities, including without limitation the Securities) of the Company held by such Purchaser, for a period of time specified by the managing underwriter(s) (not to exceed 180 days unless the Company’s underwriters request an extension of such period in order to comply with the rules of any securities exchange on which the Company’s Common Stock is proposed to be listed) following the effective date of a registration statement of the Company filed under the Act in connection with the Company’s initial public offering. Each Purchaser agrees to execute and deliver such other agreements as may be reasonably requested by the Company and/or the managing underwriter(s) which are consistent with the foregoing or which are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to such Common Stock (or other securities) until the end of such period. The underwriters of the Company’s stock are intended third party beneficiaries of this Section 6.2 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

6.3    Registration Rights. Upon conversion of the Notes, each Purchaser will be entitled to such registration rights and other stockholder rights (including any information rights, preemptive rights or similar rights of first refusal and co-sale rights) as have been granted to the other purchasers of the Equity Securities, provided that such Purchaser executes and becomes a party to the agreements evidencing such rights.

7.	MISCELLANEOUS

7.1    Binding Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, expressed or implied, is intended to confer upon any third party any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.2    Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware without giving effect to conflicts of laws principles.

7.3    Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.4    Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex, electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at BeneChill, Inc., Attn: Chief Executive Officer, 10060 Carroll Canyon Rd., Suite 100, San Diego CA 92131, and to Purchaser at the address(es) set forth on the Schedule of Purchasers attached hereto or at such other address(es) as the Company or a Purchaser may designate by 10 days advance written notice to the other parties hereto.

7.5    Modification; Waiver. No modification or waiver of any provision of this Agreement or consent to departure therefrom shall be effective unless in writing and approved by the Company and the Purchasers holding at least 55% of the aggregate principal amount outstanding under the Notes. Any provision of the Notes may be amended or waived by the written consent of the Company and the Purchasers holding at least 55% of the aggregate principal amount outstanding under the Notes.

7.6    Expenses. The Company and each Purchaser shall each bear its respective expenses and legal fees incurred with respect to this Agreement and the transactions contemplated herein. Notwithstanding the foregoing, the Company shall pay the reasonable expenses and legal fees (including fees payable to patent counsel, if separate counsel is engaged) incurred by or on behalf of HealthCap V L.P., OFP V Advisor AB, NGN BioMed Opportunity I, L.P., NGN BioMed Opportunity I GmbH & Co. Beteiligungs KG, NGN BioMed Opportunity Annex Fund L.P., MedVenture Associates V, L.P. and MedVen Affiliates V, L.P. with respect to this Agreement and the transaction contemplated herein.

7.7    Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to each Purchaser, upon any breach or default of the Company under this Agreement or any Note shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character by any Purchaser of any breach or default under this Agreement, or any waiver by any Purchaser of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in writing and that all remedies, either under this Agreement, or by law or otherwise afforded to the Purchaser, shall be cumulative and not alternative.

7.8    Entire Agreement. This Agreement, the Schedule of Purchasers and the Exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein.

7.9    Waiver of Notice; Acknowledgement. Each Purchaser that qualifies as a “Holder” under Section 3.7 of the Third Amended and Restated Investor Rights Agreement dated November 29, 2012 among the Company and the other parties thereto (the “IRA”), hereby (a) waives any right to any notice it otherwise would have had under such section or otherwise in connection with the transactions contemplated by this Agreement, (b) waives any rights under the IRA to purchase a Note in a specific principal amount and (c) acknowledges that the Note acquired pursuant to this Agreement is being acquired in full satisfaction of any purchase right it otherwise might have had under such section or otherwise in connection with the transactions contemplated by this Agreement.

7.10    Counterparts. This Agreement may be executed by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile or electronic (including .pdf) execution and delivery of this Agreement shall be legal, valid and binding execution and delivery for all purposes.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY: BENECHILL, INC.

By:	/s/ Fred Colen
Name: Fred Colen
Title: Chief Executive Officer

Address:	10060 Carroll Canyon Rd. Suite 100 San Diego CA 92131

PURCHASERS: HealthCap V L.P. By: HealthCap V GP SA, Its General Partner

By:	/s/ Francois Kaiser
Name: Francois Kaiser
Title: Director

OFP V ADVISOR AB, REG. NO. 556701-1118, Strandvägen 5B, 114 51 Stockholm, Sweden, on behalf of itself and of other members, if any, of the OFCO Club V

By:	/s/ Per Samuelsson	/s/ Jacob Gunterberg
Name: Per Samuelsson		Jacob Gunterberg
Title: Partner		Partner

PURCHASERS: MEDVEN AFFILIATES V, L.P. By: MedVenture Associates Management V Co., LLC, its general partner

By:	/s/ Annette Campbell-White
Name: Annette Campbell-White
Title: Authorized Signatory

MEDVENTURE ASSOCIATES V, L.P. By: MedVenture Associates Management V Co., L.L.C., its general partner

By:	/s/ Annette Campbell-White
Name: Annette Campbell-White
Title: Authorized Signatory

PURCHASERS: NGN BIOMED OPPORTUNITY ANNEX FUND L.P.

By:	/s/ Kenneth Abramowitz

Name:	Kenneth Abramowitz

Title:	General Partner

NGN BIOMED OPPORTUNITY I, L.P. By: NGN BioMed I GP, L.P., its General Partner By: NGN Capital LLC, its General Partner

By:	/s/ Kenneth Abramowitz

Name:	Kenneth Abramowitz

Title:	General Partner

NGN BIOMED OPPORTUNITY I GMBH & CO. BETEILIGUNGS KG By: NGN Capital LLC, its Managing Limited Partner

By:	/s/ Kenneth Abramowitz

Name:	Kenneth Abramowitz

Title:	General Partner

PURCHASERS: RÜTLI FOUNDATION SOLON MEDICAL

By:	/s/ Claudia Ineichen	/s/ Karl Reichmuth

Name:	Claudia Ineichen	Karl Reichmuth
Title:

PURCHASERS: FRED COLEN

/s/ FRED COLEN

PURCHASERS: ALEXANDER MARCHESSINI

/s/ ALEXANDER MARCHESSINI

PURCHASERS: PAUL BERNSTEIN

PURCHASERS: MICHAEL BERMAN

/s/ Michael Berman